EXHIBIT (99.1)

JOINT FILING AGREEMENT

In accordance with Rule 13D-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the Common Stock of Interline Brands, Inc. and further agree to the filing of this agreement as an Exhibit thereto.  In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13D.

Date: June 16, 2011

P2 CAPITAL MASTER FUND I, L.P.		P2 CAPITAL PARTNERS, LLC

By:	P2 Capital Partners LLC,
	as Investment Manager	By:	s/Claus J. Moller
Name: Claus J. Moller
By:	s/Claus J. Moller		Title: Managing Member
Name: Claus J. Moller
Title: Managing Member

P2 CAPITAL MASTER FUND VI, L.P.		CLAUS J. MOLLER

By:	P2 Capital Partners, LLC,	s/Claus J. Moller
as Investment Manager

By:	s/Claus J. Moller
Name: Claus J. Moller
Title: Managing Member

Schedule I

TRANSACTIONS IN THE PAST SIXTY DAYS BY THE REPORTING PERSONS

The following table sets forth all transactions with respect to Shares of the Issuer’s Common Stock effected during the past sixty (60) days by any of the Reporting Persons.  The transactions occurred on the open market and the reported price per Share excludes brokerage commissions.

Shares Purchased/(Sold) by Master Fund I

Number of Shares Purchased/Sold	Price Per Share	Date
(1,155)	18.5600	5/16/2011
64,231	18.1100	6/7/2011
37,350	18.3507	6/8/2011
32,746	18.6088	6/9/2011
38,186	18.6846	6/10/2011
34,605	18.8868	6/13/2011
2,046	19.2855	6/14/2011
11,542	18.9751	6/15/2011
17,112	19.0135	6/16/2011

Shares Purchased/(Sold) by Master Fund VI

Number of Shares Purchased/Sold	Price Per Share	Date
1,155	18.5600	5/16/2011
92,639	18.1100	6/7/2011
53,650	18.3507	6/8/2011
47,254	18.6088	6/9/2011
55,102	18.6846	6/10/2011
49,952	18.8868	6/13/2011
2,954	19.2855	6/14/2011
16,658	18.9751	6/15/2011
24,695	19.0135	6/16/2011